Exhibit 99.1

NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2013

COMPANY GROWS ADJUSTED EBITDA FOR FIFTH CONSECUTIVE QUARTER,
GENERATES STRONG CASH FLOW AND CONFIRMS 2013 GUIDANCE

NEWPORT BEACH, CA-July 31, 2013-Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•
Excluding the impact of rent expense from our fourth quarter 2012 sale/leaseback transaction, second quarter 2013 Adjusted EBITDA increased by 3% over the prior year, representing the fifth consecutive quarter of organic increase in Adjusted EBITDA.

•
Also excluding the impact of rent expense from our fourth quarter 2012 sale/leaseback transaction, second quarter 2013 Adjusted EBITDA as a percentage of revenue increased by 3% to 35.5% from 32.7% in the prior year.

•
Achieved positive second quarter 2013 revenue gap of +$2.0 million and the revenue gap for the last twelve month period ended June 30, 2013 is now neutral, an indicator of revenue stability and a pathway to growth in the future.

•
Generated net income per share of $0.23, after excluding loss on extinguishment of debt, impairment charges, restructuring and transaction costs, and differences in the GAAP income tax rate compared to our historical income tax rate. Earnings per share in accordance with GAAP was ($1.22) per share.

•
Continued to generate strong cash flow, with $48.3 million reduction in net debt in the last twelve month period, after adjusting for fees paid in connection with debt refinancing and proceeds related to the sale/leaseback transaction.

•
Paid down $126 million of total debt over the last seven quarters, and decreased our total leverage by 0.5x to 3.70x for the last twelve months ended June 30, 2013 from 4.21x in the last twelve month period a year ago.

•	Completed a refinance of our term loan debt and a partial call of our senior notes, which will save the Company $12 million in cash interest expense annually and approximately $7 million in 2013.

“We are very pleased to report positive second quarter results that were in line with our expectations. Over the past several quarters, we have been very proactive and successful in generating cash flow, paying down our debt and managing our leverage. This success continued into the second quarter, as we maintained a high level of cash flows and completed the refinancing of our credit agreement and debt structure,” stated Larry C. Buckelew, Chairman of the Board and interim Chief Executive Officer. “As we move to the second half of 2013, we will continue to focus on driving long-term growth and profitability. As such, increased efforts to improve the quality of our customer portfolio will continue to impact our revenue over the course of the year. Despite this near-term pruning of select low margin revenue streams, we remain confident that our long-term strategy of aligning the Company and our services with our hospital partners will position Alliance for meaningful growth and value creation.”

Second Quarter 2013 Financial Results

Revenue for the second quarter of 2013 was $114.4 million compared to $120.7 million in the second quarter of 2012. This $6.3 million decrease in revenue was driven by the strategic reduction of our customer base in 2012 and industry-wide softness in outpatient healthcare volumes.

Alliance's Adjusted EBITDA (as defined below) decreased 2.1% to $38.6 million in the second quarter of 2013 from $39.4 million in the second quarter of 2012. Excluding $2.0 million of rent expense from the sale/leaseback transaction completed in November 2012, Adjusted EBITDA would have increased by 3.0% to $40.6 million in the second quarter of 2013 from $39.4 million in the second quarter of 2012.

Alliance's net loss, computed in accordance with generally accepted accounting principles (“GAAP”), totaled ($13.0) million in the second quarter of 2013 and ($0.8) million in the second quarter of 2012.

Net loss per share on a diluted basis, computed in accordance with GAAP, was ($1.22) per share in the second quarter of 2013 compared to ($0.08) per share in the second quarter of 2012. In the second quarter of 2013, net loss per share on a diluted basis was impacted by ($0.92) due to loss on extinguishment of debt, ($0.26) related to the impairment of intangible assets in our professional services business, ($0.27) in the aggregate due to restructuring charges, transaction costs and differences in the GAAP income tax rate compared to our historical income tax rate. In the second quarter of 2012, net loss per share on a diluted basis was impacted by ($0.08) in the aggregate due to restructuring charges, mergers and acquisitions transaction costs and differences in the GAAP income tax rate from our historical income tax rate.

Cash flows provided by operating activities totaled $22.0 million in the second quarter of 2013 compared to $18.4 million in the second quarter of 2012. In the second quarter of 2013, capital expenditures were $4.8 million compared to $6.2 million in the second quarter of 2012. Alliance will continue to allocate resources through targeted investments designed to support and move forward the long-term goals of the business.

Alliance's net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $6.7 million to $512.0 million at June 30, 2013 from $518.7 million at December 31, 2012. Cash and cash equivalents were $47.0 million at June 30, 2013 and $40.0 million at December 31, 2012. As a result of the Company's successful term loan refinancing in June 2013, the Company's net debt was increased by $9.3 million related to fees and expenses incurred and $2.5 million due to the change in the unamortized discount on the old and new term loans. The Company's net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.39x for the twelve month period ended June 30, 2013 compared to 3.81x for the twelve month period ended a year ago. The Company's total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.70x for the twelve month period ended June 30, 2013 compared to 4.21x for the twelve month period ended a year ago. “Our ability to refinance our term loan during the second quarter is a clear indication that Alliance is focused on making improvements in our business performance while strengthening our balance sheet. Also, as previously announced earlier this month, we completed the $80 million delayed draw on our term loan and used the proceeds to pay down $80 million on our 8% senior notes. These financings represent another positive step in our ongoing effort to maximize the efficiency of our capital structure, while providing the flexibility and cash flow necessary to execute upon our strategic initiatives, including ongoing reduction of our debt. Our new term loan facility significantly reduces our interest rate and associated interest expense on an ongoing basis, which will translate into increased cash flow for the current fiscal year and beyond. Continuing to pay down debt and reducing our total leverage ratio remains a top priority at Alliance,” stated Howard K. Aihara, Executive Vice President and Chief Financial Officer.

Full Year 2013 Guidance

Alliance is confirming its full year 2013 guidance ranges as follows:

Revised
Guidance
Ranges
(dollars in millions)
Revenue	$450 - $475
Adjusted EBITDA	$140 - $160
Capital expenditures	$45 - $55
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions)	$32 - $42

Second Quarter 2013 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing second quarter 2013 results. The conference call is scheduled for Thursday, August 1, 2013 at 8:30 a.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company's website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550 or (973) 582-2737. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until September 1, 2013. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 22553323.

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company's management, represents net income (loss) under generally accepted accounting principles in the United States, or "GAAP," before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions; costs related to debt financing; non-cash impairment charges; and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. Adjusted EBITDA is not a measure of financial performance under GAAP. For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the section entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance HealthCare Services
Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed.  Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 44 states. Alliance operates 482 diagnostic imaging and radiation therapy systems. The Company is the nation's largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 130 locations across the country. Alliance also operates 28 radiation therapy centers, including 17 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 17 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company's cost savings plan and long-term growth, including its efforts to stabilize and grow the Imaging Division, expand the Radiation Oncology Division, divest or reduce the scope of the professional radiology services business, manage its portfolio, and increase operational efficiency and cost savings; the ability of the Company's focus on hospital customers to drive growth; the Company's ability to grow revenue in the future; the Company's ability to make investments that support and move forward the Company's long-term business goals, the Company's ability to continue to pay down debt and reduce its total leverage ratio, the Company's expectations with respect to customer retention and new sales and their impact on 2013 results, the Company's Full Year 2013 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, decrease in long-term debt and the opening of new fixed-site imaging and radiation therapy centers; and estimates of revenues lost and revenues gained from new client contracts in the Company's revenue gap disclosures on the last page of the tables following this release.

In this context, forward-looking statements often address the Company's expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in financial results and guidance in the event of a restatement or review of the Company's financial statements; the nature, timing and amount of any such restatement or other adjustments; the Company's ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company's ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company's high degree of leverage and its ability to service its debt; factors affecting the Company's leverage, including interest rates; the risk that the counterparties to the Company's interest rate swap agreements fail to satisfy their obligations under these agreements; the Company's ability to obtain financing; the effect of operating and financial restrictions in the Company's debt instruments; the accuracy of the Company's estimates regarding its capital requirements; the effect of intense levels of competition in the Company's industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company's revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company's ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management's attention from the operation of the Company's business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company's Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company's forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
Revenues	$120,664	$114,418	$241,417	$224,800
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	63,881	60,094	130,020	120,733
Selling, general and administrative expenses	18,078	20,247	38,913	39,342
Transaction costs	20	—	263	80
Severance and related costs	772	298	1,301	646
Impairment charges	—	4,867	—	4,867
Loss on extinguishment of debt	—	17,069	—	17,069
Depreciation expense	20,693	16,322	42,138	32,838
Amortization expense	3,994	2,911	8,006	6,705
Interest expense and other, net	13,679	11,053	27,367	23,325
Other expense and (income), net	1,208	(385)	1,362	(1,287)
Total costs and expenses	122,325	132,476	249,370	244,318
Loss before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(1,661)	(18,058)	(7,953)	(19,518)
Income tax benefit	(2,427)	(7,195)	(5,069)	(7,333)
Earnings from unconsolidated investees	(1,161)	(1,408)	(2,239)	(3,142)
Net income (loss)	1,927	(9,455)	(645)	(9,043)
Less: Net income attributable to noncontrolling interest	(2,728)	(3,509)	(4,978)	(6,339)
Net loss attributable to Alliance HealthCare Services, Inc.	$(801)	$(12,964)	$(5,623)	$(15,382)
Comprehensive loss, net of taxes:
Net loss attributable to Alliance HealthCare Services, Inc.	$(801)	$(12,964)	$(5,623)	$(15,382)
Unrealized gain (loss) on hedging transactions, net of taxes	37	(192)	92	(272)
Comprehensive loss, net of taxes:	$(764)	$(13,156)	$(5,531)	$(15,654)
Loss per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.08)	$(1.22)	$(0.53)	$(1.45)
Diluted	$(0.08)	$(1.22)	$(0.53)	$(1.45)
Weighted-average number of shares of common stock and common stock equivalents:
Basic	10,633	10,629	10,648	10,629
Diluted	10,633	10,629	10,648	10,629

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)
	December 31,	June 30,
	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$39,977	$47,003
Accounts receivable, net of allowance for doubtful accounts	62,320	63,810
Deferred income taxes	17,364	17,364
Prepaid expenses	5,078	7,456
Other receivables	3,898	4,235
Total current assets	128,637	139,868
Equipment, at cost	827,162	820,545
Less accumulated depreciation	(618,601)	(634,129)
Equipment, net	208,561	186,416
Goodwill	56,493	56,493
Other intangible assets, net	126,931	115,359
Deferred financing costs, net	16,497	11,485
Other assets	23,022	18,557
Total assets	$560,141	$528,178
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,993	$14,460
Accrued compensation and related expenses	22,481	18,969
Accrued interest payable	5,081	2,507
Other accrued liabilities	26,835	23,363
Current portion of long-term debt	13,145	15,813
Total current liabilities	83,535	75,112
Long-term debt, net of current portion	357,056	354,624
Senior notes	188,434	188,607
Other liabilities	4,314	5,083
Deferred income taxes	43,095	35,900
Total liabilities	676,434	659,326
Stockholders’ equity:
Common stock	524	524
Treasury stock	(2,877)	(2,877)
Additional paid-in capital	21,507	22,271
Accumulated comprehensive loss	(716)	(444)
Accumulated deficit	(183,226)	(198,608)
Total stockholders’ equity attributable to Alliance HealthCare Services, Inc.	(164,788)	(179,134)
Noncontrolling interest	48,495	47,986
Total stockholders’ equity	(116,293)	(131,148)
Total liabilities and stockholders’ equity	$560,141	$528,178

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except per share amounts)
	Six Months Ended
	June 30,
	2012	2013
Operating activities:
Net loss	$(645)	$(9,043)
Adjustments to reconcile loss to net cash provided by operating activities:
Provision for doubtful accounts	1,338	1,577
Share-based payment	42	735
Depreciation and amortization	50,139	39,543
Amortization of deferred financing costs	1,934	2,051
Accretion of discount on long-term debt	842	754
Adjustment of derivatives to fair value	(67)	340
Distributions less than undistributed earnings from investees	(149)	(19)
Deferred income taxes	(5,256)	(7,341)
Gain (loss) on sale of assets	895	(1,109)
Loss on extinguishment of debt	—	17,069
Impairment of assets held for sale	—	4,867
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	1,486	(3,067)
Prepaid expenses	939	(2,378)
Other receivables	(796)	(337)
Other assets	(1,873)	172
Accounts payable	(4,672)	(1,885)
Accrued compensation and related expenses	794	(3,512)
Accrued interest payable	(321)	(2,574)
Income taxes payable	23	—
Other accrued liabilities	(1,913)	(4,172)
Other liabilities	26	842
Net cash provided by operating activities	42,766	32,513
Investing activities:
Equipment purchases	(9,927)	(10,357)
(Decrease) increase in deposits on equipment	(5,531)	3,884
Decrease in cash in escrow	1,257	—
Proceeds from sale of assets	4,500	2,258
Net cash used in investing activities	(9,701)	(4,215)
Financing activities:
Principal payments on equipment debt	(6,337)	(7,269)
Proceeds from equipment debt	854	4,845
Principal payments on term loan facility	(6,000)	(340,435)
Proceeds from term loan facility	—	337,900
Payments of debt issuance and amendment costs	(200)	(9,494)
Noncontrolling interest in subsidiaries	(3,696)	(6,848)
Proceeds from shared-based payment arrangements	—	29

Purchase of treasury stock	(10)	—
Net cash used in financing activities	(15,389)	(21,272)
Net increase in cash and cash equivalents	17,676	7,026
Cash and cash equivalents, beginning of period	44,190	39,977
Cash and cash equivalents, end of period	$61,866	$47,003

Supplemental disclosure of cash flow information:
Interest paid	$25,012	$23,528
Income taxes paid, net of refunds	523	1,927

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$4,467	$—
Capital lease obligations related to the purchase of equipment	4,017	—
Comprehensive gain (loss) from hedging transactions, net of taxes	92	(272)
Equipment purchases in accounts payable	1,784	634

ALLIANCE HEALTHCARE SERVICES, INC.
ADJUSTED EBITDA
(in thousands)

Adjusted EBITDA, as defined by the Company's management, represents GAAP net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons. Management regularly communicates its Adjusted EBITDA results and management's interpretation of such results to its board of directors. Management also compares the Company's Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company's ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company's business. Adjusted EBITDA also does not reflect any cost for equity awards to employees and does not exclude income attributable to noncontrolling interests. In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company's non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company's GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company's financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance.

The reconciliation from net loss to Adjusted EBITDA is shown below:

	Second Quarter		Six Months		Twelve Months
	Ended June 30,		Ended June 30,		Ended June 30,
	2012	2013	2012	2013	2013
Net loss attributable to Alliance HealthCare Services, Inc.	$(801)	$(12,964)	$(5,623)	$(15,382)	$(21,697)
Income tax benefit	(2,427)	(7,195)	(5,069)	(7,333)	(8,974)
Interest expense and other, net	13,679	11,053	27,367	23,325	50,059
Amortization expense	3,994	2,911	8,006	6,705	14,560
Depreciation expense	20,693	16,322	42,138	32,838	70,033
Share-based payment (included in selling, general and administrative expenses)	(840)	329	36	735	1,423
Noncontrolling interest in subsidiaries	2,728	3,509	4,978	6,339	12,136
Restructuring charges	873	1,890	2,995	3,363	7,083
Transaction costs	20	—	379	80	195
Impairment charges	—	4,867	—	4,867	4,867
Loss on extinguishment of debt	—	17,069	—	17,069	17,069
Other non-recurring charges (included in selling, general & administrative)	—	633	—	950	1,198
Other non-cash charges (included in other (income) and expenses, net)	1,489	161	1,959	190	3,024
Adjusted EBITDA	$39,408	$38,585	$77,166	$73,746	$150,976

The leverage ratio calculations for the 12 months ended June 30, 2013 is shown below:

Consolidated
Total debt	$559,044
Less: Cash and cash equivalents	(47,003)
Net debt	512,041
Last 12 months Adjusted EBITDA	150,976
Total leverage ratio	3.70x
Net leverage ratio	3.39x

The reconciliation from net loss to Adjusted EBITDA for the 2013 guidance range is shown below (in millions):

	2013 Full Year
	Guidance Range
Net loss	$(12)	$(4)
Income tax benefit	(8)	(3)
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment, loss on extinguishment of debt and other expenses.	160	167
Adjusted EBITDA	$140	$160

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION

	Second Quarter Ended
	June 30,
	2012	2013
MRI
Average number of total systems	$264.3	$255.3
Average number of scan-based systems	222.7	213.2
Scans per system per day (scan-based systems)	8.57	8.48
Total number of scan-based MRI scans	124,605	120,680
Price per scan	$359.88	$352.81

Scan-based MRI revenue (in millions)	$44.8	$42.6
Non-scan based MRI revenue (in millions)	4.3	4.8
Total MRI revenue (in millions)	$49.1	$47.4
PET and PET/CT
Average number of systems	119.1	111.5
Scans per system per day	5.60	5.59
Total number of PET and PET/CT scans	40,428	38,152
Price per scan	$963	$963

Total PET and PET/CT revenue (in millions)	$39.6	$37.7
Radiation oncology
Linear accelerator treatments	22,894	15,462
Cyberknife patients	620	721

Total radiation oncology revenue (in millions)	$22.5	$19.8
Revenue breakdown (in millions)
Total MRI revenue	$49.1	$47.4
PET and PET/CT revenue	39.6	37.7
Radiation oncology revenue	22.5	19.8
Other modalities and other revenue	9.5	9.5
Total revenues	$120.7	$114.4

Total fixed-site revenue (in millions)	2012	2013
Second quarter ended June 30	$30.2	$30.7

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION
IMAGING DIVISION REVENUE GAP
(in millions)

The Company utilizes the imaging division revenue gap as a statistical measure of its client losses and new client contracts. The imaging division revenue gap is calculated by measuring the difference between (a) the imaging division annualized revenue run rate lost as a result of clients choosing to terminate or not renew contracts with the Company, excluding clients for which Alliance provides professional radiology services, interim services and clients that the Company elects to terminate, and (b) projected new imaging division annualized revenue from new client contracts, excluding professional radiology services and interim services, commencing service in the quarter.

The annualized revenue run rate lost from customers choosing to terminate service may not be representative of the revenues such customers would have generated had they remained our customers.

The projected annualized revenue from new client contracts is calculated using contractual pricing where agreed upon, and assumptions with respect to pricing and reimbursement levels for all other new customer relationships. The projected annualized revenue from new client contracts is also calculated using assumptions with respect to customer ramp-up and scan volumes. Our assumptions are based on our experience in the industry and our expectations with respect to pricing and volume trends, and may not reflect actual revenue from new clients for a number of reasons, including greater than expected macroeconomic challenges impacting the imaging business, the variance in ramp-up time of customers adding new service lines, unexpected changes in business conditions and greater than expected competition for imaging services. See “Forward-Looking Statements” for a discussion of the other risks and uncertainties that may cause actual future results or outcomes to differ materially from those expressed above.

The imaging division revenue gap for the last four calendar quarters and the last twelve- month period ended June 30, 2013 is as follows:

	(a)	(b)
	Revenue	New	Imaging Division
	Lost	Revenue	Revenue Gap
2012
Third Quarter	$(4.9)	$4.7	$(0.2)
Fourth Quarter	(4.3)	4.5	0.2
2013
First Quarter	(9.2)	7.2	(2.0)
Second Quarter	(3.7)	5.7	2.0
Last Twelve Months Ended June 30, 2013	$(22.1)	$22.1	$—